Exhibit Relating to Item 77(c) of Form N-SAR for
Aberdeen Australia Equity Fund, Inc.
for the six months ended April 30, 2003
The Annual Meeting of Shareholders of Aberdeen Australia Equity Fund,
 Inc. (the "Fund") was held on Tuesday, April 15, 2003
at the offices of Prudential
Financial, Inc., 751 Broad Street, Newark, New Jersey.
The meeting was held for the following purposes:
(1)	To elect four Directors to serve as Class III Directors
 for a three-year term expiring in 2006.
?	David L. Elsum
?	Laurence S. Freedman
?	Peter J. O'Connell
?	William J. Potter
Directors whose term of office continued beyond this meeting are as follows:
 Anthony E. Aaronson, Howard A. Knight (since deceased), Neville J.
Miles, Peter D. Sacks, John T. Sheehy and Hugh Young.
(2)	To amend the Fund's charter to increase the number of authorized shares of stock, to authorize an undesignated class of preferred stock and to authorize the Board of Directors to classify and reclassify any unissued shares of
preferred stock into one or more classes or series of preferred or common stocks.
(3)	To amend the Fund's fundamental borrowing policy.
(4A)	To amend the Fund's Investment Management Agreement to
provide that fees paid thereunder to the Investment Manager
will be based on all
managed assets.
(4B)	To amend the Fund's Investment Advisory Agreement to provide that fees paid thereunder to the Investment Adviser
will be based on all managed
assets.
(5)	To consider a stockholder proposal that the stockholders of the Fund ask the Board of Directors to consider taking steps necessary to convert the
Fund to an open-end fund or otherwise permit stockholders to realize net asset value for their shares.
The results of voting on the above matters were as follows:
Directors
(1)	David L. Elsum
Laurence S. Freedman
Peter J. O'Connell
William J. Potter


(2)	Amendment of Charter
(3)	Amendment of Borrowing
Policy
(4A)      Amendment of Management
Agreement
(4B)      Amendment of Investment
Advisory Agreement
(5)         Stockholder Proposal

Votes For
13,309,417
13,268,685
13,362,285
13,356,112

Votes For
8,641,895

8,681,895

12,102,598

12,063,703
 3,293,248

Votes Against
2,277,079
2,317,811
2,224,210
2,230,383

Votes Against
3,041,057

3,156,089

3,079,038

3,118,196
3,099,291






Abstentions
377,628

222,593

404,855

404,591
5,668,136





Broker
Non-Votes
3,525,916

3,525,919

5

6
3,525,821